SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007 (June 26, 2007)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25601 (Commission File Number)	77-0409517 (I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)
(408) 333-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
As previously reported in the Company’s quarterly report on Form 10-Q for the quarter ended April 28, 2007, at the annual meeting of stockholders held on April 19, 2007, the Company’s stockholders approved a proposal to amend Brocade’s Amended and Restated Certificate of Incorporation to effect a 1-for-100 reverse stock split (the “Reverse Split”) immediately followed by a 100-for-1 forward stock split of the Company’s Common Stock (together with the Reverse Split, the “Reverse/Forward Split”).
Effective June 26, 2007, the Company implemented the Reverse/Forward Split by filing amendments to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
For stockholders that held less than 100 shares of Common Stock prior to the Reverse Split, shares of Common Stock that would have been converted into less than one share in the Reverse Split were instead converted into the right to receive a cash payment equal to $8.44 per share, an amount equal to the average of the closing prices per share of Common Stock on the Nasdaq Global Select Market for the period of ten consecutive trading days ending on (and including) the effective date. For stockholders that held 100 or more shares of Common Stock in their account prior to the Reverse Split, any fractional share in such account resulting from the Reverse Split were not cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Additional information can be found in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on February 23, 2007.
NASDAQ will append a fifth character, “D” (BRCDD), to the company’s symbol for approximately 20 trading days following the reverse stock split.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

3.1	Amendments to the Company’s Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split Followed by a Forward Stock Split of Brocade’s Common Stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Dated: June 27, 2007	By:	/s/ Richard Deranleau
Richard Deranleau
Chief Financial Officer and Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendments to the Company’s Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split Followed by a Forward Stock Split of Brocade’s Common Stock.